Exhibit 16.1

December 2, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 2, 2010, of Derma Sciences, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph and the statements contained in the second, third and fifth paragraphs of Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP